Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical Reports Results for

Fourth Quarter and Fiscal Year 2004

COLUMBUS, Ohio – (March 16, 2005) – Borden Chemical, Inc. today reported its results for the fourth quarter and year ended December 31, 2004. Highlights include:

•	quarterly volume growth of 3.7 percent and annual volume growth of 6 percent;

•	quarterly earnings before interest, taxes, depreciation and amortization (Segment EBITDA) of $40.2 million, an increase of 13.3 percent versus previous year period, and full-year segment EBITDA of $154.5 million, an increase of 20.9 percent over the previous year;

•	quarterly adjusted EBITDA of $44.7 million and full-year adjusted EBITDA of $172.7 million.

•	quarterly net income of $6.5 million and an annual net loss of $179.7 million due to one-time sale related costs and tax write-offs.

“Our strong operating results for the fourth quarter and full year demonstrate the ability of our businesses to generate consistent, positive results,” said Craig O. Morrison, president and chief executive officer. “We continue to focus on providing customers with products and services that solve their application needs, while managing our margins and controlling costs.”

Fourth Quarter Results

Sales for the fourth quarter totaled $454.7 million versus $356.5 million for the same period last year, with the 27.6 percent increase resulting primarily from higher average selling prices and volume improvement. The sales volume increase of 3.7 percent for the period reflects continued strength in domestic and international wood markets, as well as strong volume growth in industrial resins and oilfield products.

Earnings before interest, taxes, depreciation and amortization (Segment EBITDA) totaled $40.2 million for the quarter versus $35.5 million for the fourth quarter 2003. Higher volumes and selling prices more than offset increased raw material costs during the period. (Segment EBITDA is considered by management to be a key measure of operating performance. Additional detail regarding this metric and a reconciliation of Segment EBITDA to net income (loss) as reported under generally accepted accounting principles, or GAAP, is included as part of this press release.) Adjusted EBITDA for the quarter was $44.7 million. (Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility.)

The company’s operating income for the quarter was $22.9 million versus operating income of $5 million for the previous year period, with the increase driven largely by improved margins and a $11 million decrease in business realignment expense and impairments versus the fourth quarter 2003.

The company recorded net income for the fourth quarter period of $6.5 million compared with a net loss of $4.8 million for the fourth quarter 2003. The improvement was due primarily to enhanced operating results, which were partially offset by higher interest expense.

Quarterly BUSINESS SEGMENT RESULTS

North American Forest Products

North American Forest Products net sales increased $60.2 million, or 32.7 percent, to $244 million in the fourth quarter compared with the same period in 2003, while Segment EBITDA increased $5.6 million, or 24.2 percent. The sales increase resulted from improved volumes reflecting continued strength in the housing and furniture markets and strong board pricing. The sales increase also resulted from Borden Chemical’s ability to pass through raw material price increases, and favorable product mix. The Segment EBITDA improvement primarily reflects improved product contribution margins despite record high costs for key raw materials, as well as reduced operating costs.

North American Performance Resins

North American Performance Resins net sales increased $24.1 million, or 27.5 percent, to $111.9 million during the period from the previous year period, primarily due to improved volumes and increased selling prices. Volume improvements in the foundry resins, industrial and oilfield resins businesses were partially offset by volume declines in the laminate and melamine derivatives segment. Segment EBITDA increased $1.9 million, or 17.2 percent, versus the comparable period last year driven by sales and volume improvements as well as improved product mix.

International Operations

International net sales increased $13.9 million, or 16.4 percent, to $98.8 million in the fourth quarter compared to the same period in 2003. Improved European volumes, higher selling prices related to the pass through of increased raw material costs and foreign currency translation across all regions were the significant factors driving the sales increase. Segment EBITDA decreased $0.8 million, or 8.9 percent, reflecting reduced margins due to pricing pressures as well as costs of $1.3 million associated with a mechanical failure at a Brazilian formaldehyde plant. The company believes the majority of the impact of the mechanical failure is covered by insurance.

Results For 2004

For the full year ended December 31, 2004, Borden Chemical generated sales of $1.69 billion compared with sales of $1.43 billion for the same period in 2003. Operating income was $73.6 million versus $66.5 million in 2003. Segment EBITDA was $154.5 million, versus $127.7 million for 2003. Year-over-year sales volumes increased 6 percent. The company recorded a net loss of $179.7 million for the year, compared with 2003 net income of $23 million. The 2004 loss included a non-cash charge of $137.1 million recorded in the second quarter related to the company’s ability to utilize net deferred tax assets on a go-forward basis, and $69 million in legacy legal, unusual and transaction-related expenses. Adjusted EBITDA for the year was $172.7 million.

Update on Bakelite Acquisition

On October 7, Borden Chemical announced the signing of a definitive agreement to acquire Bakelite AG from its parent company, Rütgers AG. Borden Chemical will use a combination of debt and cash to finance the transaction. The company anticipates closing the acquisition in the second quarter 2005.

Segment EBITDA and Adjusted EBITDA to GAAP Reconciliation

Borden Chemical uses Segment EBITDA as the primary measure of its performance because management believes it provides a more complete understanding of the company’s financial condition and operating results. Management uses Segment EBITDA to calculate various financial ratios and to measure company performance, and believes some debt investors also utilize this metric for similar purposes. Segment EBITDA is intended to show unleveraged, pre-tax operating results. This is the profitability measure the company uses to set management and executive compensation. Segment EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and Borden Chemical’s calculation and use of this measure may differ from other companies. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity and should not be considered an alternative to net income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. Borden Chemical believes that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net (Loss) Income

(in thousands)

	Three Months ended December 31,
	2004	2003
Net income (loss)	$6,477	$(4,822)
Depreciation and amortization	13,191	12,643
Adjustments to Segment EBITDA(a)	4,099	17,847
Interest expense (including affiliated)	21,620	12,126
Transaction related costs	585	—
Other non-operating expense (income)	(1,120)	1,040
Income tax benefit	(4,692)	(3,388)

Segment EBITDA	$40,160	$35,446

Management fees (b)	1,098	839
Brazil reactor impact (b)	1,300	—
Full year impact of acquisitions (b)	(495)	654
Cost savings (b)	925	1,725
Benefit plan subsidy amendment (b)	75	375
Purchasing power savings (b)	1,625	1,625

Adjusted EBITDA	$44,688	$40,664

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net (Loss) Income

(in thousands)

	Twelve Months ended December 31,
	2004	2003
Net (loss) income	$(179,668)	$22,976
Depreciation and amortization	49,724	47,319
Adjustments to Segment EBITDA(a)	31,150	13,885
Interest expense (including affiliated)	64,321	46,696
Transaction related costs	41,322	—
Other non-operating expense	1,265	1,529
Income tax expense (benefit)	146,337	(4,659)

Segment EBITDA	$154,451	$127,746

Management fees (b)	2,608	3,350
Brazil reactor impact (b)	3,000	—
Full year impact of acquisitions (b)	—	3,579
9 Cost savings (b)	4,900	11,900
Benefit plan subsidy amendment (b)	1,200	7,656
Purchasing power savings (b)	6,500	6,500

Adjusted EBITDA	$172,659	$160,731

(a)	Includes costs and income associated with business realignment activities, dispositions and legacy businesses. In addition, 2004 YTD amounts include acquisition-related management compensation costs of $14.3 million.
(b)	To arrive at Adjusted EBITDA, we are required to make adjustments to net income for management fees paid to our Sponsors, unusual operating impacts and certain pro forma adjustments. These pro forma adjustments include the full year impact of completed acquisitions, approved amendments to our post retirement plan and cost savings and purchasing savings we expect to achieve.

CONSOLIDATED STATEMENTS OF OPERATIONS

BORDEN CHEMICAL, INC.

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2004	2003	2004	2003
Net sales	$454,748	$356,481	$1,686,021	$1,434,813
Cost of goods sold	371,902	283,160	1,361,482	1,148,519

Gross margin	82,846	73,321	324,539	286,294

Distribution expense	19,914	16,998	75,246	66,383
Marketing expense	11,744	10,724	46,985	42,398
General & administrative expense	26,617	24,415	122,231	100,021
Business realignment expense and impairments	1,296	12,133	4,427	4,748
Other operating expense	405	4,095	2,073	6,202

Operating income	22,870	4,956	73,577	66,542

Interest expense	21,620	12,024	64,183	46,138
Affiliated interest expense, net	—	102	138	558
Transaction related costs	585	—	41,322	—
Other non-operating (income) expense	(1,120)	1,040	1,265	1,529

Income (loss) before income tax	1,785	(8,210)	(33,331)	18,317
Income tax (benefit) expense	(4,692)	(3,388)	146,337	(4,659)

Net income (loss)	$6,477	$(4,822)	$(179,668)	$22,976

Comprehensive income (loss)	$22,237	$9,206	$(158,968)	$60,420

Basic and Diluted Per Share Data

Net income (loss) – basic	$0.07	$(0.02)	$(1.12)	$0.11

Net income (loss) – dilutive	$0.07	$(0.02)	$(1.12)	$0.11

Average number of common shares outstanding during the period:
Basic	96,906	199,308	159,923	199,310
Dilutive	96,906	199,308	159,923	200,267

CONSOLIDATED BALANCE SHEETS

BORDEN CHEMICAL, INC.

(unaudited)

(In thousands)

ASSETS	December 31, 2004	December 31, 2003

Current Assets
Cash and equivalents	$122,111	$28,162
Accounts receivable (less allowance for doubtful accounts of $10,197 in 2004 and $14,459 in 2003)	226,235	196,093
Inventories:
Finished and in-process goods	55,656	42,292
Raw materials and supplies	54,768	38,819
Deferred income taxes	522	27,085
Other current assets	22,469	13,905

	481,761	346,356

Other Assets
Deferred income taxes	3,582	113,434
Other assets	49,732	21,725

	53,314	135,159

Property and Equipment
Land	32,945	32,585
Buildings	103,504	103,774
Machinery and equipment	733,285	691,249

	869,734	827,608
Less accumulated depreciation	(421,728)	(378,724)

	448,006	448,884

Goodwill	50,682	57,516
Other Intangible Assets	10,351	5,951

Total Assets	$1,044,114	$993,866

CONSOLIDATED BALANCE SHEETS

BORDEN CHEMICAL, INC.

(unaudited)

(In thousands, except share data)

LIABILITIES AND SHAREHOLDER’S DEFICIT	December 31, 2004	December 31, 2003
Current Liabilities
Accounts and drafts payable	$222,173	$127,174
Debt payable within one year	11,588	8,167
Loans payable to affiliates	—	18,260
Income taxes payable	31,556	34,977
Interest payable	26,022	12,524
Other current liabilities	74,417	71,546

	365,756	272,648

Other Liabilities
Long-term debt	955,816	529,966
Non-pension postemployment benefit obligations	114,502	128,723
Long-term pension obligations	64,596	66,656
Other long-term liabilities	92,269	92,066

	1,227,183	817,411

Commitments and Contingencies

Shareholder’s Deficit
Common stock - $0.01 par value: authorized 300,000,000 shares, Issued 200,167,297, treasury 103,261,361, outstanding 96,905,936 in 2004; Issued 201,754,598, treasury 858,970, outstanding 200,895,628 in 2003	969	2,009
Paid-in capital	1,274,358	1,224,011
Treasury stock	(295,881)	—
Receivable from parent	(560,672)	(512,094)
Deferred compensation	—	(1,488)
Accumulated other comprehensive loss	(107,493)	(128,193)
Accumulated deficit	(860,106)	(680,438)

	(548,825)	(96,193)

Total Liabilities and Shareholder’s Deficit	$1,044,114	$993,866

Fourth Quarter and 2004 Year-end Results Conference Call Webcast

Borden Chemical will host a conference call and webcast today (Wednesday, March 16) at 2 p.m. ET to discuss its fourth quarter and year-end results. Members of the public can access the call at http://www.bordenchem.com/aboutUs/WebCast.asp. A replay of the call will be available on the company website beginning at 5 pm that day for a period of 30 days.

About Borden Chemical

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

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Forward-Looking Statements

Statements contained in this press release may include forward-looking information about the Company’s financial results and business prospects and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, industry and economic conditions, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. The company assumes no obligation to update any forward-looking information contained in this document should circumstances change, except as otherwise required by securities and other applicable laws.

Contact:

Peter F. Loscocco

Director, Public Affairs & Investor Relations

614 225 4127

  loscoccopf@bordenchem.com